                                                                    EXHIBIT 20.2


                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
DISCOVERY PARTNERS INTERNATIONAL, INC.
Report of Ernst & Young LLP, Independent Auditors.............   F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999..   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999............................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1997, 1998 and 1999........   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999............................   F-6
Notes to Consolidated Financial Statements....................   F-7

               REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

The Board of Directors
Discovery Partners International, Inc.

     We have audited the accompanying consolidated balance sheets of Discovery Partners International, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of Discovery Partners International, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                      ERNST & YOUNG LLP

San Diego, California
March 10, 2000, except for Note 11,
as to which the date is July 27, 2000

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                             1998            1999
                                                         ------------    ------------

ASSETS
Current assets:
  Cash and cash equivalents............................  $ 10,714,889    $  2,884,639
  Accounts receivable..................................     1,642,065       2,785,618
  Inventories..........................................     1,107,041       1,517,297
  Prepaid and other current assets.....................       327,537         201,284
                                                         ------------    ------------
    Total current assets...............................    13,791,532       7,388,838
Property and equipment, net............................     1,398,517       4,655,227
Restricted cash and cash equivalents and other
  assets...............................................       193,314       2,264,200
Patent and license rights, net.........................     1,212,497       1,137,625
Goodwill, net..........................................            --       6,205,830
                                                         ------------    ------------
    Total assets.......................................  $ 16,595,860    $ 21,651,720
                                                         ============    ============

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses................  $  2,413,714    $  2,348,226
  Deferred business acquisition payment................            --       1,721,775
  Current portion of obligations under capital leases
    and equipment notes payable........................       205,980         226,575
  Line of credit.......................................            --         958,346
  Deferred revenue.....................................     2,196,200       1,935,249
  Notes payable to stockholders........................            --       3,861,920
                                                         ------------    ------------
    Total current liabilities..........................     4,815,894      11,052,091
Obligations under capital leases and equipment notes
  payable, less current portion........................        95,685         282,317
Deferred rent..........................................        75,824          51,906
Long-term debt from stockholder........................            --       1,627,860
Commitments
Redeemable convertible preferred stock, $.001 par
  value, 7,333,333 shares authorized, 6,562,278 issued
  and outstanding at December 31, 1998 and 1999;
  liquidation preference and redemption value --
  $28,048,404 at December 31, 1999.....................    27,906,717      27,906,717
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 1,000,000 shares
    authorized, no shares issued and outstanding.......            --              --
  Common stock, $.001 par value, 10,000,000 shares
    authorized, 1,420,973, and 1,611,763, issued and
    outstanding at December 31 1998 and 1999,
    respectively.......................................         1,421           1,612
  Additional paid-in capital...........................       234,384       1,399,376
  Deferred compensation................................            --        (642,282)
  Note receivable from stockholder.....................      (172,000)       (240,000)
  Accumulated other comprehensive loss.................            --         (55,448)
  Accumulated deficit..................................   (16,362,065)    (19,732,429)
                                                         ------------    ------------
    Total stockholders' equity (deficit)...............   (16,298,260)    (19,269,171)
                                                         ------------    ------------
    Total liabilities, redeemable preferred stock and
      stockholders' equity (deficit)...................  $ 16,595,860    $ 21,651,720
                                                         ============    ============

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1997          1998          1999
                                            -----------   -----------   -----------

Revenues..................................  $ 3,149,479   $ 6,213,736   $13,075,835
Cost of revenues (exclusive of $7,238 in
  1999 of stock-based compensation).......    1,311,681     2,785,514     8,234,858
                                            -----------   -----------   -----------
     Gross margin.........................    1,837,798     3,428,222     4,840,977
Cost and expenses:
  Research and development (exclusive of
     $65,828 in 1999 of stock-based
     compensation)........................    4,143,193     5,057,851     3,537,651
  Selling, general and administrative
     (exclusive of $238,322 in 1999 of
     stock-based compensation)............    2,527,902     4,984,645     4,439,021
  Amortization of stock-based
     compensation.........................           --            --       311,388
  Amortization of goodwill................           --            --            --
                                            -----------   -----------   -----------
     Total operating expenses.............    6,671,095    10,042,496     8,288,060
                                            -----------   -----------   -----------
Loss from operations......................   (4,833,297)   (6,614,274)   (3,447,083)
Interest income...........................      106,617       386,058       270,645
Interest expense..........................      (92,678)     (112,698)      (60,003)
Foreign currency gains (losses)...........       (2,661)       63,401      (133,923)
                                            -----------   -----------   -----------
Net loss..................................  $(4,822,019)  $(6,277,513)  $(3,370,364)
                                            ===========   ===========   ===========
Historical net loss per share, basic and
  diluted.................................  $     (8.85)  $     (8.20)  $     (3.00)
                                            ===========   ===========   ===========
Shares used in calculating historical net
  loss per share, basic and diluted.......      544,876       765,263     1,125,040
                                            ===========   ===========   ===========
Pro forma net loss per share, basic and
  diluted.................................                              $     (0.44)
                                                                        ============
Shares used in calculating pro forma net
  loss per share, basic and diluted.......                                7,728,820
                                                                        ============

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                         NOTES       ACCUMULATED
                                        COMMON STOCK      ADDITIONAL                  RECEIVABLE        OTHER
                                     ------------------    PAID-IN       DEFERRED        FROM       COMPREHENSIVE   ACCUMULATED
                                      SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDER       LOSS          DEFICIT
                                     ---------   ------   ----------   ------------   -----------   -------------   ------------
Balance at December 31, 1996.......    895,800   $ 896    $   32,994   $        --     $      --      $      --     $ (5,262,533)
  Common stock issued for
    compensation...................     16,800      17         3,523            --            --             --               --
  Exercise of options to purchase
    common stock...................     44,131      44        11,850            --            --             --               --
  Net loss.........................         --      --            --            --            --             --       (4,822,019)
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1997.......    956,731     957        48,367            --            --             --      (10,084,552)
  Exercise of options to purchase
    common stock, net of
    repurchases....................     34,242      34        14,447            --            --             --               --
  Issuance of common stock in
    exchange for a promissory
    note...........................    430,000     430       171,570            --      (172,000)            --               --
  Net loss.........................         --      --            --            --            --             --       (6,277,513)
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1998.......  1,420,973   1,421       234,384            --      (172,000)            --      (16,362,065)
  Exercise of options to purchase
    common stock, net of
    repurchases....................     20,790      21         5,412            --            --             --               --
  Issuance of common stock in
    exchange for a promissory
    note...........................    170,000     170        67,830            --       (68,000)            --               --
  Issuance of warrants to purchase
    preferred stock................         --      --       138,080            --            --             --               --
  Deferred compensation related to
    stock options and restricted
    stock..........................         --      --       953,670      (953,670)           --             --               --
  Amortization of deferred
    compensation...................         --      --            --       311,388            --             --               --
  Comprehensive loss:
    Foreign currency translation
      adjustment...................         --      --            --            --            --        (55,448)              --
    Net loss.......................         --      --            --            --            --             --       (3,370,364)
  Comprehensive loss...............         --      --            --            --            --             --               --
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1999.......  1,611,763   1,612     1,399,376      (642,282)     (240,000)       (55,448)     (19,732,429)


                                          TOTAL
                                      STOCKHOLDERS'
                                     EQUITY (DEFICIT)
                                     ----------------
Balance at December 31, 1996.......    $ (5,228,643)
  Common stock issued for
    compensation...................           3,540
  Exercise of options to purchase
    common stock...................          11,894
  Net loss.........................      (4,822,019)
                                       ------------
Balance at December 31, 1997.......     (10,035,228)
  Exercise of options to purchase
    common stock, net of
    repurchases....................          14,481
  Issuance of common stock in
    exchange for a promissory
    note...........................              --
  Net loss.........................      (6,277,513)
                                       ------------
Balance at December 31, 1998.......     (16,298,260)
  Exercise of options to purchase
    common stock, net of
    repurchases....................           5,433
  Issuance of common stock in
    exchange for a promissory
    note...........................              --
  Issuance of warrants to purchase
    preferred stock................         138,080
  Deferred compensation related to
    stock options and restricted
    stock..........................              --
  Amortization of deferred
    compensation...................         311,388
  Comprehensive loss:
    Foreign currency translation
      adjustment...................         (55,448)
    Net loss.......................      (3,370,364)
                                       ------------
  Comprehensive loss...............      (3,425,812)
                                       ------------
Balance at December 31, 1999.......     (19,269,171)

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1997          1998          1999
                                                      -----------   -----------   -----------

OPERATING ACTIVITIES
Net loss............................................  $(4,822,019)  $(6,277,513)  $(3,370,364)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Common stock issued for compensation..............        3,540            --            --
  Depreciation and amortization.....................      242,550       561,049       360,322
  Amortization of deferred compensation.............           --            --       311,388
  Noncash interest expense for warrants issued......           --            --            --
  Change in operating assets and liabilities:
    Accounts receivable.............................   (1,150,870)     (334,487)     (444,341)
    Inventories.....................................     (475,735)     (423,365)     (357,037)
    Other current assets............................     (179,359)      (65,907)      130,727
    Accounts payable and accrued expenses...........      812,870     1,395,725      (567,171)
    Deferred revenue................................      324,800     1,871,400      (774,987)
    Deferred rent...................................       (7,619)        6,069       (23,918)
    Restricted cash.................................           --            --    (1,000,000)
                                                      -----------   -----------   -----------
Net cash used in operating activities...............   (5,251,842)   (3,267,029)   (5,735,381)
INVESTING ACTIVITIES
Purchases of property and equipment.................     (525,084)     (848,202)   (1,112,191)
Deposits and other assets...........................      (16,599)       (7,331)      181,313
Purchase of patents and license rights..............           --    (1,212,497)           --
Acquisition of DTL, net of cash acquired of
  $559,946..........................................           --            --    (4,963,444)
Additional cash consideration for acquisition of
  DTL...............................................           --            --            --
                                                      -----------   -----------   -----------
Net cash used in investing activities...............     (541,683)   (2,068,030)   (5,894,322)
FINANCING ACTIVITIES
Proceeds from issuance of equipment notes payable...       85,008            --            --
Principal payments on capital leases and equipment
  notes payable.....................................     (185,800)     (262,165)     (205,980)
Principal payments on line of credit................           --            --            --
Issuance of redeemable preferred stock, net of
  issuance costs....................................    1,937,139    13,568,346            --
Issuance of common stock............................       11,894        14,481         5,433
Proceeds from convertible notes payable.............           --     2,448,395     4,000,000
                                                      -----------   -----------   -----------
Net cash provided by financing activities...........    1,848,241    15,769,057     3,799,453
Effect of exchange rate changes.....................           --            --            --
                                                      -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................   (3,945,284)   10,433,998    (7,830,250)
                                                      -----------   -----------   -----------
Cash and cash equivalents at beginning of period....    4,226,175       280,891    10,714,889
                                                      -----------   -----------   -----------
Cash and cash equivalents at end of period..........  $   280,891   $10,714,889   $ 2,884,639
                                                      ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.......................................  $    92,678   $   112,697   $    60,004
                                                      ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Conversion of convertible notes payable to preferred
  stock.............................................  $        --   $ 2,448,395   $        --
                                                      ===========   ===========   ===========
Issuance of common stock for promissory note........  $        --   $   172,000   $    68,000
                                                      ===========   ===========   ===========
Issuance of warrant to purchase preferred stock.....  $        --   $        --   $   138,080
                                                      ===========   ===========   ===========
Deferred acquisition payment for DTL................  $        --   $        --   $ 1,721,775
                                                      ===========   ===========   ===========

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

     Discovery Partners International, Inc. (the "Company") was incorporated in California on March 22, 1995, under the name IRORI. The Company develops and offers libraries of drug-like compounds, proprietary instruments, consumables and computational tools to generate compound libraries, test, screen and optimize potential drugs. In 1998, the Company changed its name to Discovery Partners International, Inc.

CONSOLIDATION

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries, IRORI Europe, Ltd. and Discovery Technologies, Ltd. All intercompany accounts and transactions have been eliminated. The Company has determined that it operates in only one segment.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain prior year balances have been reclassified to conform to the 1999 presentation.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a remaining maturity of less than three months when purchased to be cash equivalents. At December 31, 1998 and 1999, the cost of cash equivalents was the same as the market value. Accordingly, there were no unrealized gains and losses. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the future cash flows associated with the use of the asset and records the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly, the Company has not recognized any impairment losses through December 31, 1999.

INVENTORIES

     Inventories are recorded at the lower of weighted average cost (approximates first-in first-out) or market. Inventories consist of the following:

                                                       DECEMBER 31,
                                                 ------------------------
                                                    1998          1999
                                                 ----------    ----------
Raw materials..................................  $  958,811    $  588,048
Work-in process................................          --       601,432
Finished goods.................................     148,230       327,817
                                                 ----------    ----------
                                                 $1,107,041    $1,517,297
                                                 ==========    ==========

PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                               -------------------------
                                                  1998          1999
                                               ----------    -----------
Furniture and equipment......................  $1,974,374    $ 4,821,335
Software.....................................          --        362,108
Leasehold improvements.......................     375,429        633,387
                                               ----------    -----------
                                                2,349,803      5,816,830
Less accumulated depreciation and
  amortization...............................    (951,286)    (1,161,603)
                                               ----------    -----------
                                               $1,398,517    $ 4,655,227
                                               ==========    ===========

     Property and equipment, including equipment under capital leases and equipment notes payable, are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) or the term of the related lease, using the straight-line method. Amortization of assets acquired under capital leases is included in depreciation expense.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PATENT AND LICENSE RIGHTS

     The Company has purchased patents and license rights for the labeling of chemical libraries and related to products for sale and in development. The purchased patents and license rights are amortized ratably over a period of ten years.

REVENUE RECOGNITION

     Product sales, which include the sale of combinatorial chemistry instruments and proprietary libraries, are recorded as products are shipped. Development contract revenues and high-throughput screening service revenues are recognized on a percentage of completion basis. Advances received under these development contracts and high-throughput screening service agreements are recorded as deferred revenue and recognized as costs are incurred over the term of the contract. Revenues from chemistry service agreements is recognized on a monthly basis and is based upon the number of full time equivalent (FTE) employees that actually worked on each agreement and the agreed-upon rate per FTE per month.

     The Company does not have a history of significant returns of its products nor does it allow its customers the right to return its products.

RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development is charged to operations as incurred.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations ("APB 25") in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board ("SFAS") No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models which the Company believes were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.

COMPREHENSIVE LOSS

     SFAS No. 130, Reporting Comprehensive Income, requires the Company to report in the consolidated financial statements, in addition to net income, comprehensive income (loss) and its components including foreign currency items and unrealized gains and losses on certain

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

investments in debt and equity securities. For the year ended December 31, 1999, the Company has disclosed comprehensive loss as a component of shareholders' equity. Comprehensive loss was the same as net loss for the years ended December 31, 1997 and 1998.

NET LOSS PER SHARE

     Basic and diluted net loss per common share are presented in conformity with the SFAS No. 128, Earnings per Share, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and redeemable convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

     In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period; less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1999 as described above, and also gives effect to the assumed conversion of preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the "as if converted" method) from the original date of issuance.

     The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options and warrants, were 4,636,150, 7,102,923 and 6,987,176 for the years ended December 31, 1997, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share.

RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS No. 133 will not have an effect on the financial statements because the Company does not engage in derivative or hedging activities.

     In December 1999, the SEC released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company's revenue recognition policy complies with SAB 101.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

     The financial statements of IRORI Europe, Ltd. are measured using the U.S. dollar as the functional currency. The financial statements of Discovery Technologies, Ltd. are measured using the local currency as the functional currency. Assets and liabilities of the Company are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at the average rate of exchange during the reporting period. The resulting foreign currency gains (losses) for IRORI Europe, Ltd. are included in the consolidated statement of operations. The resulting translation adjustments for Discovery Technologies, Ltd. are unrealized and included as a separate component of other comprehensive income (loss). Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of these transactions.

 3. ACQUISITION OF DISCOVERY TECHNOLOGIES, LTD.

     On December 31, 1999, the Company acquired Discovery Technologies, Ltd. ("DTL"), located near Basel, Switzerland. The acquisition of DTL was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. The Company's consolidated financial statements include the financial position of DTL as of December 31, 1999.

     A summary of the DTL acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
  Cash paid at acquisition..................................  $ 3,438,025
  Advances to DTL prior to acquisition......................    1,878,300
  Deferred acquisition payment..............................    1,721,775
  Acquisition related expenses..............................      151,617
                                                              -----------
                                                              $ 7,189,717
                                                              ===========
Allocated to assets and liabilities as follows:
  Tangible assets acquired..................................  $ 4,999,019
  Tangible liabilities assumed..............................   (4,015,132)
  Skilled workforce.........................................      400,000
  Goodwill..................................................    5,805,830
                                                              -----------
                                                              $ 7,189,717
                                                              ===========

     The goodwill is amortized on a straight-line basis over a period of ten years from the date of acquisition. The skilled workforce is amortized on a straight-line basis over a period of four years from the date of acquisition. In addition, the agreement provided for additional cash consideration to be issued based upon the 1999 and 2000 operating results, of which $1,721,775 was earned based on the 1999 operating results of DTL. The Company may be required to pay up to an additional $950,000 as consideration based on DTL's operating results for 2000. The value of additional cash consideration will be accounted for as an increase to goodwill.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 3. ACQUISITION OF DISCOVERY TECHNOLOGIES, LTD. (CONTINUED)

     Assuming that the acquisition of DTL had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------    -----------
                                                           (UNAUDITED)
Revenues..........................................  $ 8,622,310    $18,131,870
Net loss..........................................   (8,692,454)    (3,713,466)
Net loss per share, basic and diluted.............  $    (11.36)   $     (3.30)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had DTL been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results.

 4. DEBT

EQUIPMENT NOTES PAYABLE

     At December 31, 1999, obligations under equipment notes totaled $55,698 payable in monthly installments through the year 2000 with a weighted-average interest rate of 14.58% secured by the assets of the Company. In March 2000, the Company signed two equipment notes payable totaling $747,150 payable in monthly installments through the year 2003 with a weighted-average interest rate of 13.82% secured by assets of the Company.

NOTES PAYABLE TO SHAREHOLDERS

     On December 10, 1999, the Company borrowed $4.0 million from certain of its principal investors. The notes accrue interest at 8% per annum and are due and payable on the earlier of the closing of a preferred stock financing round or February 10, 2000. Subsequent to December 31, 1999, the noteholders informally extended the maturity of the notes until the closing of the redeemable convertible Series E preferred stock sale. Deferred interest expense of $138,080 related to the valuation of warrants is offset against the balance of notes payable at December 31, 1999 (see Note 7 and 11).

     On March 9, 2000, the Company borrowed $2.0 million from one of its principal investors. The promissory note accrues interest at 8% per annum and is due and payable upon the earlier of the closing of a preferred stock financing round or June 9, 2000. In connection with the note, the Company issued warrants to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share (see Note 7 and 11).

LINE OF CREDIT

     The Company's wholly owned subsidiary, DTL, has $1.0 million outstanding under a line of credit with a financial institution. Under the terms of the line of credit, the Company has pledged $1.3 million of cash and cash equivalents as collateral. The amount is included in restricted cash and cash equivalents as of December 31, 1999. The line of credit accrues interest at 4.75% per

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 4. DEBT (CONTINUED)

annum plus 0.25% per quarter based on the average borrowed amount and is available until December 31, 2000.

LONG-TERM DEBT

     The Company's wholly owned subsidiary, DTL, has approximately $1.6 million in long-term debt as of December 31, 1999. The debt accrues interest at 5% per annum and is due and payable on June 30, 2001 to an investor.

 5. COMMITMENTS

LEASES

     The Company leases a facility under an operating lease agreement that expires on August 31, 2000. The Company has the option to extend the lease to January 21, 2006. The Company leases a second facility under an operating lease agreement that expires on August 31, 2006. Rent expense was $396,809, $829,343 and $648,788 for the years ended December 31, 1997, 1998 and 1999, respectively. Additionally, the Company leases certain equipment under operating leases with initial terms in excess of one year.

     Annual future minimum lease obligations, including property and equipment under capital leases, as of December 31, 1999 are as follows:

                                                              OPERATING      CAPITAL
                                                                LEASES       LEASES
                                                              ----------    ---------
2000........................................................  $  669,436    $ 188,422
2001........................................................     730,994      148,435
2002........................................................     741,106      148,435
2003........................................................     742,672        1,773
2004........................................................     759,284           --
Thereafter..................................................   1,300,548           --
                                                              ----------    ---------
Total minimum lease payments................................  $4,944,040      487,065
                                                              ==========
Less amount representing interest...........................                  (33,871)
                                                                            ---------
Total present value of minimum payments.....................                  453,194
Less current portion........................................                 (170,877)
                                                                            ---------
Non-current portion.........................................                $ 282,317
                                                                            =========

     At December 31, 1999, cost and accumulated amortization of property and equipment under capital leases was $624,947 and $170,183, respectively. At December 31, 1998, cost and accumulated amortization of property and equipment under capital leases was $211,741 and $126,726, respectively.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 5. COMMITMENTS (CONTINUED)

LETTER OF CREDIT

     The Company signed a standby letter of credit for $700,000 required under the terms of the Company's lease of its facilities. The Company pledged $1.0 million of cash equivalents as collateral for the letter of credit. The amount is included in restricted cash and cash equivalents as of December 31, 1999. The letter of credit expires in fiscal 2004.

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     A summary of redeemable convertible preferred stock issued and outstanding at December 31, 1999 is as follows:

                                                                      REDEMPTION
                                                                       VALUE AND
                                                   SHARES ISSUED     PREFERENCE IN
                                                  AND OUTSTANDING     LIQUIDATION
                                                  ---------------    -------------
Series A........................................     2,000,000        $ 4,000,000
Series B........................................     2,000,000          6,000,000
Series C........................................       333,333          2,000,000
Series D........................................     2,228,945         16,048,404
                                                     ---------        -----------
                                                     6,562,278        $28,048,404
                                                     =========        ===========

     In 1997, the Company issued 333,333 shares of Series C redeemable preferred stock for net proceeds of $1.9 million. In 1998, the Company issued 2,228,945 shares of Series D redeemable preferred stock in exchange for net cash proceeds of $13.6 million and conversion of notes payable of $2.4 million.

     The redeemable convertible Series A, B, C, and D preferred stock are convertible, at the option of the holder, into an equal number of shares of the Company's common stock subject to certain anti-dilution adjustments. The Company reserved 6,606,044 shares for issuance upon conversion which includes an additional 43,766 shares issuable pursuant to the anti-dilution provisions. The preferred stock will convert automatically upon the closing of an underwritten public offering of the Company's common stock with proceeds to the Company of at least $15,000,000 and at a price not less than $10.00 per share or upon the consent of 67% of the holders of the outstanding shares. The holders of Series A, B, C, and D preferred stock are entitled to elect five directors to the Board of Directors, and in all other matters the holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

     Anytime after July 17, 2002, upon the request of at least 51% of the holders of preferred stock, the Company shall redeem all of the shares by paying in cash an amount per share equal to $2.00, $3.00, $6.00, and $7.20 plus any declared but unpaid dividends for holders of the redeemable convertible Series A, B, C, and D preferred stock, respectively.

     Annual dividends of $0.14, $0.21, $0.42, and $0.504 per share of redeemable convertible Series A, B, C and D preferred stock, respectively, are payable whenever funds are legally available when, and if declared by the Board of Directors. In the event of a liquidation of the Company, holders of redeemable convertible Series A, B, C, and D preferred stock are entitled to a

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

liquidation preference of $2.00, $3.00, $6.00, and $7.20, respectively, per share plus any declared but unpaid dividends on such shares.

 7. SHAREHOLDERS' EQUITY

STOCK OPTIONS

     In November 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan (the "Plan"), under which 1,950,000 shares of common stock are reserved for issuance of stock and stock options granted by the Company. In January 2000, the Company increased the authorized shares in the Plan by 500,000 shares of common stock. The Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value on the date of grant. The options generally vest over a four-year period and all expire ten years after the date of grant.

     A summary of the Company's stock option activity and related information is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------
                                        1997                   1998                    1999
                                 -------------------   ---------------------   --------------------
                                           WEIGHTED-               WEIGHTED-              WEIGHTED-
                                            AVERAGE                 AVERAGE                AVERAGE
                                           EXERCISE                EXERCISE               EXERCISE
                                 OPTIONS     PRICE      OPTIONS      PRICE     OPTIONS      PRICE
                                 -------   ---------   ---------   ---------   --------   ---------
Outstanding at beginning of
  period.......................  137,500     $0.21       483,720     $0.31      980,075     $0.49
  Granted......................  488,885      0.33     1,087,700      0.51      191,500      1.50
  Exercised....................  (44,131)     0.27      (464,242)     0.40     (190,790)     0.38
  Forfeited....................  (98,534)     0.30      (127,103)     0.34      (46,275)     0.75
                                 -------     -----     ---------     -----     --------     -----
Outstanding at end of period...  483,720     $0.31       980,075     $0.49      934,510     $0.71
                                 =======     =====     =========     =====     ========     =====
Exercisable....................   94,648     $0.21       204,893     $0.35      418,469     $0.53
                                 =======     =====     =========     =====     ========     =====

     Exercise prices for options outstanding as of December 31, 1999 ranged from $0.30 to $1.50. The weighted-average remaining contractual life of those options is approximately eight years. The weighted-average fair value of the options granted in 1997, 1998 and 1999 is $0.07, $0.13 and $0.39 per share, respectively.

     At December 31, 1999, options for 133,727 shares were available for future grant.

     Pro forma information regarding net income or loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value (derived from the Black-Scholes model) option pricing model with the following weighted average assumptions in 1997, 1998 and 1999: risk-free interest rate of 6.20%, 6.0% and 6.0%, respectively; dividend yield of 0% for all years; and a weighted-average life of five years.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 7. SHAREHOLDERS' EQUITY (CONTINUED)

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Adjusted pro forma net loss.........................  $(4,825,506)   $(6,296,500)   $(3,435,570)
Adjusted pro forma basic net loss per share.........  $     (8.86)   $     (8.23)   $     (3.05)

     The pro forma effect on net loss for 1997, 1998 and 1999 is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect less than four years of vesting.

DEFERRED STOCK COMPENSATION

     In conjunction with the Company's initial public offering contemplated by this prospectus and other events which occurred in 1999 and 2000, the Company reviewed its exercise prices and arrived at the estimated fair value for each option grant in 1999. With respect to the grant of stock options and sale of restricted stock to employees during the year ended December 31, 1999, the Company has recorded deferred stock compensation totaling approximately $1.0 million, representing the difference at the date of grant between the exercise or purchase price and estimated fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes in accordance with APB No. 25. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options and restricted stock. During the year ended December 31, 1999 the Company recorded amortization of stock-based compensation expense of approximately $0.3 million.

WARRANTS

     In prior years, the Company has issued warrants to purchase a total of 468,522 shares of common and preferred stock in connection with convertible bridge notes issued to investors and obligations under capital leases. The warrants have exercise prices ranging from $.01 to $2.00 per share. The Company determined the relative fair value of the warrants at issuance was not material; accordingly, no value has been assigned to the warrants.

     In connection with the issuance of notes payable in December 1999, the Company issued warrants to investors to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The number of shares to be issued under the warrants is determined by a formula based on the total number of days the notes payable are outstanding subject to a maximum allowable of 144,656 shares. As of December 31, 1999, warrants to purchase 27,616 shares had been earned. The estimated fair value of the warrants of $138,080 was based on using the Black Scholes valuation model and recorded as deferred interest expense as of December 31, 1999 to be amortized ratably over the term of the notes payable. In March 2000, the

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 7. SHAREHOLDERS' EQUITY (CONTINUED)

Company issued additional notes payable and warrants to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The number of shares is to be issued under the warrants is determined by a formula based on the total days the warrants are outstanding subject to a maximum allowable of 131,507 shares.

     As of March 31, 2000, an additional 193,316 shares were earned for a total of 220,932 shares available for purchase under the warrant agreements. The estimated fair value of the warrants of $1,243,847 was based on using the Black Scholes valuation model and was recorded as interest expense during the three months ended March 31, 2000 as the related notes payable were converted to equity on April 7, 2000.

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, common shares reserved for future issuance consist of the following:

Conversion of convertible redeemable preferred stock........  6,606,044
Warrants....................................................    496,138
Stock options...............................................  1,068,237
                                                              ---------
                                                              8,170,419
                                                              =========

 8. INCOME TAXES

     At December 31, 1999, the Company had federal and California income tax net operating loss carryforwards of approximately $14,627,000 and $10,934,000, respectively. The difference between the federal and California tax operating loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes.

     The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $680,000 and $393,000, respectively, which will begin to expire in 2010 unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

     Significant components of the Company's deferred tax assets are shown below. A valuation allowance, of which $320,000 related to 1999, has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

 8. INCOME TAXES (CONTINUED)

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 5,257,000    $ 5,776,000
  Research and development credits........................      829,000        935,000
  Deferred revenue........................................      739,000        583,000
  Capitalized research and development expenses...........      199,000        179,000
  Other, net..............................................      178,000         49,000
                                                            -----------    -----------
Total deferred tax assets.................................    7,202,000      7,522,000
Valuation allowance for deferred tax assets...............   (7,202,000)    (7,522,000)
                                                            -----------    -----------
Net deferred tax assets...................................  $        --    $        --
                                                            ===========    ===========

 9. RETIREMENT PLAN

     In 1996, the Company established a 401(k) plan covering substantially all employees. The Company pays all administrative fees of the plan. The plan contains provisions allowing for the Company to declare a match up to 25% of funds contributed to the plan by employees. There were no matching contributions declared by the Company for the years ended December 31, 1997, 1998 and 1999.

10. SIGNIFICANT CUSTOMERS, SUPPLIERS AND FOREIGN OPERATIONS

     Substantially all of the Company's operations and long-lived assets are based in the United States. DTL located near Basel, Switzerland had long-lived assets totalling $2,354,836 at December 31, 1999.

     Major customers, responsible for 10% or more of revenues, include collaborative partners and pharmaceutical and biotechnology companies. The percentages of sales of each of these third party major customers to total revenue derived from third parties for the years ended December 31, 1997, 1998 and 1999 were as follows:

                                                             1997      1998      1999
                                                             ----      ----      ----
Customer A.................................................   17%        4%       22%
Customer B.................................................   16         6        --
Customer C.................................................   10         3        20
Customer D.................................................    9        23         7

     The Company depends on sole source suppliers for the mesh component of its reactors, the RF tags used in its commercial products and the two dimensional bar code tags used in its NanoKan reactors.

11. SUBSEQUENT EVENTS

ISSUANCE OF PREFERRED STOCK

     On April 7, 2000, the Company issued 1,392,503 shares of Series E redeemable convertible preferred stock at $8.00 per share in exchange for the conversion of $6.0 million in notes payable to

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

11. SUBSEQUENT EVENTS (CONTINUED)

shareholders and $5.0 million in cash. The Series E preferred stock has the same conversion features as the Series A, B, C and D redeemable convertible preferred stock (Note 6). Anytime after July 17, 2002, upon the request of at least 51% of the holders of preferred stock, the Company shall redeem all the shares by paying in cash an amount per share equal to $8.00 plus any declared but unpaid dividends for holders of the redeemable convertible Series E preferred stock. Annual dividends of $.56 per share of redeemable convertible Series E preferred stock are payable whenever funds are legally available when, and if declared by the Board of Directors. In the event of a liquidation of the Company, holders of redeemable convertible Series E preferred stock are entitled to a liquidation preference of $8.00 per share plus any declared but unpaid dividends on such shares.

ACQUISITION OF AXYS ADVANCED TECHNOLOGIES, INC.

     On April 28, 2000, the Company acquired Axys Advanced Technologies, Inc. ("AAT"), a wholly owned subsidiary of Axys Pharmaceuticals, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company and Axys will make certain income tax elections so that the total cost of the acquisition will be allocated to the income tax basis of the assets acquired. The Company has obtained a report from Houlihan Valuation Advisors, an independent valuation firm and performed other procedures necessary to complete the purchase price allocation.

     A summary of the AAT acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
  Cash paid at acquisition..................................  $    50,000
  Issuance of promissory note...............................      550,000
  Issuance of common stock, warrant and stock options.......   59,769,000
  Acquisition related expenses..............................      250,000
                                                              -----------
                                                              $60,619,000
                                                              ===========
Allocated to assets and liabilities as follows:
  Tangible assets acquired..................................  $12,143,000
  Assumed liabilities.......................................   (2,867,000)
  In-process research and development.......................    9,000,000
  Assembled workforce.......................................    1,300,000
  Below market value lease..................................    1,200,000
  Goodwill..................................................   39,843,000
                                                              -----------
                                                              $60,619,000
                                                              ===========

     The goodwill will be amortized on a straight-line basis over a period of ten years from the date of acquisition. The assembled workforce and below market lease intangible assets will be amortized on a straight-line basis over a period of three and four years, respectively, from the date of acquisition.

     The valuation of the in-process research and development was determined based on a discounted cash flow analysis of projected future earnings for each project. The revenue stream

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

11. SUBSEQUENT EVENTS (CONTINUED)

from each research and development project was estimated based upon its stage of completion as of the acquisition date. The discount rates used for the analysis were adjusted based on the stage of completion to give effect to uncertainties in meeting the projected cash flows. The discount rates used ranged from 20% to 40%.

     Assuming that the acquisition of AAT had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------    -----------
                                                           (UNAUDITED)
Revenues..........................................  $18,239,000    $27,050,000
Net loss..........................................   (6,976,000)    (4,170,000)
Net loss per share, basic and diluted.............  $     (0.85)   $     (0.49)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had AAT been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results. The above pro forma condensed financial information does not include a $9.0 million charge for the write-off of in-process research and development.

ACQUISITION OF STRUCTURAL PROTEOMICS, INC.

     On May 5, 2000, the Company entered into agreements with Structural Proteomics, Inc. (SPI) and its shareholders to acquire 75% of the outstanding shares of SPI in exchange for $1,000,000 in cash and 150,000 shares of DPI common stock. The acquisition will be accounted for as a purchase in accordance with the provisions of APB No. 16. The pro forma results of operations as if the acquisition of SPI had occurred on the first day of the Company's fiscal year ended December 31, 1998 are not materially different than the reported net loss.

INITIAL PUBLIC OFFERING

     In May 2000, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock outstanding at March 31, 2000 will convert into common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet. The board of directors also approved (subject to stockholder approval) that prior to the effective date of the Offering contemplated by this Prospectus, the Company will reincorporate in Delaware. The financial statements and accompanying notes have been retroactively restated to reflect the effect of the reincorporation in Delaware.